Exhibit 10.1

TRANSLATION

SUBLEASE AGREEMENT

Between

GSI Lumonics GmbH

Einsteinstr. 2

D-85716 Unterschleissheim

- hereafter called Subessor -

and

MotorVision Film- und Fernsehproduktion GmbH

Am Kirchenhölzl 11

D-82166 Graefelfing

- hereafter called Sublessee -

is executed the following Lease Agreement, comprised of 3 parts:

PART I

§ 1 Subject of the Lease	Page 3
§ 2 Lease Term	Page 4
§ 3 Rent and Service Costs	Page 4
§ 4 Special Agreements	Page 5
§ 5 Additional Agreements	Page 6

PART II

§ 6 Turnover and Usage of the Leased Premises	Page 8
§ 7 Amount of the Rent and Service Costs	Page 9
§ 8 Costs of Heating and Warm Water	Page 11
§ 9 Calculations of Other Service Costs	Page 11
§ 10 Payment of the Rent	Page 12
§ 11 Security Deposit	Page 12
§ 12 Lessor’s Right to Attach Property	Page 12
§ 13 Maintaining the Leased Premises	Page 12
§ 14 Renovation and Maintenance	Page 13
§ 15 Actions of Lessee Requiring Permission or Approval	Page 14
§ 16 Sublease	Page 14
§ 17 House Rules and Cleaning	Page 15
§ 18 Building Installations	Page 15
§ 19 Rent Retention or Reduction	Page 16
§ 20 Termination of the Lease Agreement	Page 16
§ 21 Special Terminations	Page 16
§ 22 Compensation for Occupancy beyond Termination	Page 16
§ 23 Termination of the Lease Agreement in Case of Death	Page 17
§ 24 Return of the Leased Premises	Page 17
§ 25 Lessor’s Right to Enter Premises	Page 17
§ 26 Joint and Several Liability	Page 18
§ 27 Authorisation for Receipt of Legal Process	Page 18
§ 28 Other Stipulations	Page 18

TEIL III

Exhibits to Lease Agreement	Page 19

PART I (Translation)

§ 1 Subject of the Lease

(1)	The Sublessor is himself Lessee in the leased premises under the Lease Agreement from April 29, 1997, 1st Addendum from August 27, 1997, 2nd Addendum from February 28, 1998, 3rd Addendum from April 2, 1998 and 4th Addendum from September 6, 1999, with the Lessor and Owner, WestInvest Gesellschaft für Investmentfonds mbH, Hans-Bökler-Strasse 33, 40476 Duesseldorf, with a fixed lease term from January 12, 1998, until January 11, 2013. The Sublessor has the right to sublease.

The following commercial premises are in the Property Einsteinstr. 2, Tract Nr. 941, Corner Einstein Str./Edison Str. in 85716 Unterschleissheim are subleased:

a)	Office and Archive in 1st Upper Level (NGF acc.to DIN 277) ca. 710 sqm
b)	Office, Demo, Lab & Warehouse in Ground Level (NGF DIN 277) ca. 990 sqm
c)	Underground Garage Parking Spaces 26 Spaces

(2)	The following installations are part of the leased premises:

Existing Telefone and Data Cabling and Distribution Panels in the leased premises.

Not included as part of the leased premises are: Built-in kitchen in the Cantine and existing Furniture in the leased premises. These furnishings will remain in the leased premises and will be turned over from the Sublessor to the Sublessee without cost. The Parties will execute a separate contract of sale for these items at the time of turnover, in which the Sublessee purchases the itemized furnishings from the Sublessor at no charge.

(3)	The location, size and construction of the leased premises are described in the following Exhibits, which are attached and made a part of this lease agreement: Exhibit 1 (Floorplan Ground), Exhibit 2 (Floorplan 1st Upper Level), Exhibit 3 (Garage Plan Lower Level with Parking Spaces), Exhibit 4 (Square Meter Tabulations). The leased premises will be renovated by the Sublessor before turnover. The provisions regarding renovation are set forth in § 5 (6) of this agreement. After submission of plans and specifications from the Sublessee, the Parties will execute a special written addendum to this lease agreement in which the renovation works are specified. Exhibit 5 (2nd Upper Level) shows optional, not yet subleased, space.

(4)	The Lessee knows both the property and the leased premises. The leased premises are subleased for the following purposes:

Commercial Usage as Office, Demonstration, Warehouse and Laboratory Space

(5)	A change in the usage of the leased premises requires the prior written approval of the Sublessor, which may only be withheld on important grounds.

(6)	The Sublessee is responsible for costs which might result from special requirements, activities or products of the Sublessee (for example, highly flamable products, substances damaging to water quality, service operations, exhibits or demonstration activities, training activities, etc.) or any permitting, insurance or other added fees resulting from these activities.

§ 2 Lease Term

(1)	The Sublease Agreement begins on July 1, 2006, and extends for a fixed term of 5 years until June 30, 2011, without requiring any notice of termination.

If the renovations to be carried out by the Sublessor (§1 (3) and § 5 (6)) have been completed before June 30, 2006, the Sublessee shall have the right to occupy the premises earlier but not before May 1, 2006. For the time until June 30, 2006, the Sublessee is not required to make rent payments as stipulated in § 3 (1). The Sublessee is required, however, to pay Service Costs as agreed in § 3 (2) from time of occupancy.

(2)	The Sublessor gives the Sublessee the right to a one time option to extend this Sublease Agreement until the end of the Sublessor’s lease term (1/11/2013). The option must be excercised in writing by the Sublessee at least 6 months before expiration of the fixed term, i.e. by 12/31/2010. The exercise of the option must be in writing.

In the case of the exercise of this option, the rental rate(s) for all premises leased by the Sublessee shall be increased as of July 1, 2011 by 10% of the rents in 2010.

(3)	The stipulations in §20 and §21 also apply with regard to termination of the Lease Agreement.

§ 3 Rent and Service Costs

(1)	The initial rent per month shall be € 5.00/Square Meter and €30/Lower Level Garage Parking Place plus Service Costs and legally valid Value Added Tax, currently 16%.

ca. 710 sqm Office and Archive in 1st Upper Level	à €5.00	€3,550.00
ca. 990 sqm Office, Demo/Lab, Warehouse in Ground	à € 5.00	€4,950.00
26 Lower Level Garage Parking Spaces	à €30.00	€780.00

Insgesamt		€9,280.00

The monthly rent increases after 3 years, on 7/1/2009, to € 7.00/SQM/Month plus Service Costs and legally valid VAT (§7 Amount of the Rent and Service Costs).

(2)	In addition to the base rents described in § 3 (1) above, the Sublessee shall be responsible for paying for any and all Service Costs as described in §§ 7, 8, 9 (in proportion to his share of the space or usage as regulated by German law), plus legally required VAT. To cover the payment of such Service Costs, the Sublessee shall, together with the payment of the rent, also pay a monthly prepayment in the amount of € 2.00/SQM/Month plus legally required VAT, currently 16%. The current total monthly prepayment amounts to a net cost of € 3,400.00 (1,700 SQM Leased Space in EG Ground and LOG 1st Upper Level at € 2.00/SQM).

Should the Service and Operational Costs increase or decrease in such an way that the Sublessor can expect that the prepayments for the entire year will substantially fall short of or exceed the actual costs for that year, then the Sublessor can require that the Sublessee pay an altered Prepayment amount, beginning with the next rental payment, which within reason and according to his best judgment, will correspondingly cover the expected costs. The Sublessor must notify the Sublessee in writing of the requirement to pay an adjusted prepayment amount and also state the grounds for the adjustment. For the justification of the increase (or decrease), there must not be a full calculation of the Service Costs presented, but rather a summarial explanation of the grounds which are expected to lead to the excess or shortfall.

(3)	The monthly Rents (§ 3 (1)) and Service Cost Prepayments payable by the Sublessee are as follows:

Rent - § 3 (1)	€9,280.00
Service Costs - § 3 (2)	€3,400.00

Total	€12,680.00

Legally required VAT, currently 16%	€2,028.80

Total Monthly Payment	€14,708.80

Should the amount of legally required Value Added Tax be changed, the Rent and Service Cost Payment shall be adjusted accordingly as of the date applicable.

(4)	As security for all obligations arising out the Lease Agreement, the Lessee shall provide a Security Deposit in the amount of 2.5 Net Monthly Rent plus Service Cost Payments (€ 12,680 x 2.5) or € 31,700.00 (thirty-one thousand seven hundred Euros and no Cents) payable upon execution of Lease Agreement. The Security Deposit can also be made in the form of a non-expirable Bank Guarantee from a German Bank.......(same conditions as in Lease enumerated....).

§ 4 Special Agreements

(1)	Payments from the Sublessee to the Sublessor shall be made to:

a)	Holder of Account: GSI Lumonics GmbH
b)	Bank: Deutsche Bank
c)	Account Number: 5427000 Bank Code Nr: 700 700 10

(2)	Payments from the Sublessor to the Sublessee shall be made to:

a)	Holder of Account:
b)	Bank:
c)	Account Number: (Bank Code Nr.: )

(3)	The Sublessee shall pay rents and service costs by automatic transfer to the above-described account of the Sublessor. Other payments arising out of the Sublease Agreement shall also be paid to this account if no other account is specified.

§ 5 Additional Agreements

(1)	The Sublessee has the right to joint use of the common areas, such as the main entry and lobby, toilets, entrance to the underground garage, stairwells, elevator etc. The loading dock, loading area and dock door are primarily for the use of the Sublessee as part of the Warehouse, whereby the right to use these installations and areas for deliveries during normal working hours is reserved by the Sublessor. The Sublessee’s right to display corporate identity and signage in the entry area, on the exterior of the building, on the grounds, at the reception and in common areas is guaranteed. Such signage must be approved in advance by the Sublessor, but can only be withheld for important grounds.

(2)	The Sublessee also has the Option to sublease additional space in the building. In order to exercise this Option, the Sublessee must inform the Sublessor with 6 months prior written notice of exactly which additional premises he wishes to sublease. For the space in the Ground Floor (EG) and accompanying common areas, the rents and terms already agreed to in the Sublease Agreement apply. The space in the Ground Floor will be turned over cleaned and painted. For the space in the 2nd Upper Level (2.OG) and accompanying common areas, market rents and conditions at the time shall apply, which shall be determined by two independent real estate brokers and agreed between the parties, but which shall not exceed an average of € 7.50 per square meter per month. The applicable square meters for calculation of the rents are listed in Exhibit 4 (Calculation of Square Meters). Should the Parties not reach agreement as to the amount of the rent within 2 months after exercise of the option by the Sublessee, then the Parties must agree to an Arbitrator’s Opinion, whereby the Arbitrator shall establish the new increased rent for and against the Parties according to §§ 317, 319 BGB. Should the Parties not be able to agree on an Arbitrator, then one of the Parties must request that an Arbitrator be named by the President of the Chamber of Industry and Commerce for Upper Bavaria. The Arbitrator must be appointed to evaluate and set the rental rates. The square meters are based on DIN 277 measurements taken from the final architectural plans and have been accepted by the Parties as the basis for calculations.

Should the Sublessee sublease more than 50% of the lease space in the 2nd Upper Level (2.OG), then he agrees to sublease all remaining space in the building including common areas (total of approx. 2730 sqm) plus all Parking Spaces in the Underground Garage (36 Parking Spaces). The payment of the Service Costs will be taken over directly as far as possible. Upon Sublease of the entire building, the lease term is automatically extended until the end of the fixed lease term of the Sublessor (until 1/11/2013). The rent after the end of the initial rent period (as of 7/1/2011) shall be increased by 10% of the rents paid in the fifth year of the initial rent period.

(3)	Should the Sublessee not exercise the expansion option described in §5 (2) by 06/30/2008, or should he only sublease a portion of the space in the 2nd Upper Level (2.OG), then the Sublessor has the right to lease the remaining space to other tenants if he no longer requires the space himself. In the case of such a sublease to another tenant by the Sublessor, then the Sublessee can no longer exercise the formerly granted option with regard to that subleased space.

(4)	Due to fire regulations, the Sublessee may only use locks in the leased premises that can be opened by the master key of the buildings lock system.

(5)	The Sublessee is aware that the Sublease Agreement requires the approval of the Lessor and Building Owner WestInvest Gesellschaft für Investmentfonds mbH. The Sublessor shall submit the request immediately and inform the Sublessee upon approval. Should the Lessor not give his approval for the Sublease, then the Sublessor has the right to be released from the Sublease Agreement. There shall be no liability on the part of either Party for damages which may arise in this case. The same right to rescind applies equally for Sublessor and Sublessee should the Lessor not approve the agreed upon renovations. Approval of either sublease or renovation can only be withheld for important reasons.

(6)	The renovations shall be carried out by the Sublessor prior to turnover of the premises according to plans and specifications to be submitted by the Sublessee. The Sublessee shall submit this plan to the Sublessor no later than March 15, 2006. Upon submission of these plans and specifications, the Parties shall execute a special written addendum to this Sublease Agreement in which the renovation works and the condition in which the leased premises are to be turned over are specified. The carry out of these renovations is contingent upon the approval of the Owner and Lessor of the property and shall be paid by the Sublessor up to a maximum net amount of € 110.000 plus legally required VAT. Any costs exceeding this amount or additional installations or renovations must be paid by the Sublessee. Renovations that substantially change the building must also be approved in advance by the Lessor and Building Owner WestInvest Gesellschaft für Investmentfonds mbH and shall be agreed upon as quickly as possible by the Sublessee and Sublessor in order to receive approval in time to carry out renovations prior to turnover.

In PART II “Lessor” and “Lessee” are replaced by “Sublessor” and “Sublessee”.

There are also changes, i.e. where the stipulations vary from those in the GSI-West Invest main lease, as follows:

§6 (2) At the time of turnover, the leased premises will be handed over to the Sublessee from the Sublessor according to Exhibits 1, 2, 3, 4 and 5 and the renovations as specified in § 5 (6) of this agreement. A protocol will be completed at time of turnover which lists any defects or unfinished works in the leased premises. These will be corrected as quickly as possible by the Sublessor. Defects that do not substantially affect usage shall not be a hindrance to turnover.

§6 (7) The Sublessee shall receive the exiting keys to the premises at the time of turnover. He may have additional keys made at this own costs. All doorlocks in the leased premises must be openable by the master key of the building lock system in order to meet fire regulations.

§6(11) The square meter measurements listed in §1 (1) have been agreed by the parties as the valid measurements, even if another measurement system should give another result.

§7 (1) Deleted. Applied to depreciation costs of WestInvent and restates certain Service Costs. These are covered adequately in §7 (6).

§7 (5) Instead of Indexation according to the Cost of Living Index, a fixed rent increase has been agreed to. The initial monthly rent in §3 (1) will be increased as follows:

on July 1, 2009, to € 7.00/sqm/Month.

§15 (2) At the end of the lease term or if any permissions to change the premises should be rescinded, the Lessee shall return the leased premises to the initial condition if the Lessor should require this.

Anlage 1
MotorVision Fläche
GSI Lumonics Fläche
Gemeinschaftsfläche
EG Einsteinstr. 2, 85716 Unterschleissheim
EG-ist-AN.dwg
2.Mai 2001

Anlage 2

MotorVision Fläche

1.OG Einsteinstr. 2, 85716 Unterschleissheim

OBERGESCHOSS (1u2-ist-AN.dwg)
Mai 2001

Anlage 3 Tiefgarage UG Einsteinstr. 2, 85716 Unterschleissheim
MotorVision Stellplätze
GSI Lumonics Stellplätze
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36

ANLAGE 4 zum Untermietvertrag zwischen GSI Lumonics GmbH und MotorVision Film-und

Fernsehproduktion GmbH für Einsteinstr. 2, 85716 Unterschleissheim

QM Zahlen nach DIN 277 Einstein Str. 2, 85716 Unterschleissheim

LEVEL	DESCRIPTION	TYPE	SQM	GSI	MV	Notes
EG/Ground(1st)	Office/Lab	Office/Lab/Storage	728,90
0.13	Corridor (Right side)	Office/Circulation	93,00		93,00	Error in Plan- Total 197 not 179
0.10	Demo 1	Office / Lab	17,60		17,60
0.11	Demo 2	Office / Lab	35,70		35,70
0.12	Demo 3	Office / Lab	43,10		43,10
0.15	Demo 4	Lab / Storage	23,70		23,70
0.14	Demo 5	Office / Lab	43,00		43,00
0.18	Demo 6 (w/Ramp)	Lab / Storage	45,50		45,50
0.19	Demo 7 (tog.w/8)	Office / Lab	16,50		16,50
0.21	Demo 8 (tog. w/9)	Office / Lab	16,50		16,50
0.16	Demo 10	Lab / Storage	38,70		38,70
0.20	Demo 11	Lab / Storage	33,00		33,00
0.23	Demo 12	Lab / Storage	33,00		33,00
0.24	Demo 13	Lab / Storage	38,50		38,50
0.31	Demo 14	Lab / Storage	23,00	23,00
0.25	Demo 9	Office / Lab	16,50	16,50
0.26	Chem. Lab	Office / Lab	16,50	16,50
0.27	Micro. Lab	Office / Lab	16,50	16,50
0.28	Mech. Lab	Office / Lab	42,10	42,10
0.29	Storage	Storage	13,10	13,10
0.30	Repair Lab	Lab / Storage	45,30	45,30
0.33	Front Office	Office	70,10		70,10
0.22	Tea Kitchen	Office	8,00		8,00

0.35	Warehouse	Lager	300,00		300,00

				173,00	855,90	Subtotal Exclusive Space

EG/Ground(1st)	Common Area		276,80
0.13	Corridor	Office/Circulation	104,00	52,00	52,00	Error in Plan-Total 197 not 179
0.2	Reception		67,60	33,80	33,80
0.34	Waiting Area		15,60	7,80	7,80
0.1	Entry/Windfang		5,10	2,55	2,55
0.3	Garderobe		4,10	2,05	2,05
0.4	Cleaning/Storage		2,00	1,00	1,00
0.6	Herren WC		8,30	4,15	4,15
0.5	Shower/1st Aid		6,70	3,35	3,35
0.7	Main Stairs & Hallway		26,00	13,00	13,00
0.9	Emergency Stairs		13,80	6,90	6,90
	Mechanical Room		18,60	9,30	9,30
	Gas Storage Room		5,00	5,00

				140,90	135,90

TOTAL EG			1305,70	313,90	991,80	Total Lease Space EG

1.OG/2nd Floor	Office		646,90
1.11	Office 1.11	Office	43,30		43,30
1.12	Office 1.12	Office	18,70		18,70
1.13	Office 1.13	Office	38,00		38,00
1.14	Conference 1.14	Office	39,90		39,90
1.15	Office 1.15	Office	18,80		18,80
1.16	Office 1.16	Office	18,70		18,70
1.17	Office 1.17	Office	18,80		18,80
1.18	Office 1.18	Office	62,70		62,70	Error in Plan 62,70 not 82,70
1.21	Office 1.21	Office	38,30		38,30

Seite 1 von 2

ANLAGE 4 zum Untermietvertrag zwischen GSI Lumonics GmbH und MotorVision Film-

und Fernsehproduktion GmbH für Einsteinstr. 2, 85716 Unterschleissheim

QM Zahlen nach DIN 277 Einstein Str. 2, 85716 Unterschleissheim

LEVEL	DESCRIPTION	TYPE	SQM	GSI	MV	Notes
1.22	Training 1.22	Office	38,00		38,00
1.24	Conference 1.24	Office	57,10		57,10
1.26	Cantine 1.26	Office	28,60		28,60
1.27	Storage 1.27 Cantine	Storage	14,10		14,10
1.25	Cantine 1.25	Office	57,40		57,40
1.30	Corridor	Office	95,90		95,90
1.8	Copy Room 1.8	Archive/Copy	15,60		15,60
1.9	Storage Room 1.9	Archive/Storage	13,70		13,70
1.19	Storage 1.19	Archive/Server	10,80		10,80
1.20	Storage 1.20	Archive/Storage	18,50		18,50

1.OG/2nd Floor	Common Areas		62,20			Exclusive Use MV
1.3	Cleaning/Storage		2,00		2,00
1.1	Hallway & Stair		27,30		27,30
1.4	WC Women		8,30		8,30
1.5	WC Men		6,70		6,70
1.2	Garderobe		4,10		4,10
1.10	Emergency Stairs		13,80		13,80

TOTAL 1.OG			709,10		709,10	Total Lease Space 1.OG

2.OG/3rd Floor	Office		638,90
2.13	Office 2.13	Office	62,80	62,80
2.14	Office 2.14	Office	18,70	18,70
2.15	Office 2.15	Office	18,70	18,70
2.16	Conference 2.16	Office	40,50	40,50
2.17	Office 2.17	Office	18,70	18,70
2.18	Office 2.18	Office	18,70	18,70
2.19	Office 2.19	Office	50,00	50,00
2.22	Office 2.22	Office	18,70	18,70
2.24	Office 2.24	Office	76,50	76,50
2.25	Office 2.25	Office	18,70	18,70
2.26	Office 2.26	Office	18,70	18,70
2.27	Archive Room 2.27	Storage	37,60	37,60
2.28	Office 2.28	Office	18,40	18,40
2.29	Office 2.29	Office	18,60	18,60
2.30	Office 2.30	Office	62,40	62,40
2.12, 2.23, 2.30	Corridor	Office	95,90	95,90
2.8	Tea Kitchen 2.8	Office	6,20	6,20
2.9	Computerroom 2.9	Tech	19,60	19,60
2.10	Storage Room 2.10	Storage	3,00	3,00
2.20	Copy Room 2.20	Storage	16,50	16,50

2.OG/3rd Floor	Common Area		73,60			Exclusive Use GSI
2.1	Hallway		27,30	27,30
2.3	Cleaning Room		2,00	2,00
2.2	Garderobe		4,10	4,10
2.4	WC Women		8,30	8,30
2.5	WC Men		6,70	6,70
2.21	Heating Room		11,40	11,40
2.11	Emergency Stairs		13,80	13,80

TOTAL 2.OG			712,50	712,50		Total Lease Space 2.OG

TOTAL BLDG			2727,30	1026,40	1700,90	Total Building Lease Space

Seite 2 von 2

Film- und Fernsenproduktion GmbH für Einsteinstr. 2, 85716 Unterschleissheim

Anlage 5 GSI Lumonics Fläche ■ (optionale Mietflächen) 1.OG Einsteinstr. 2, 85716 Unterschleissheim

COMPUTERRAUM
HALLE
AUFZUG
DAMEN
HERREN
KOPIERRAUM
FLUR
BÜRO

2.OG – ist.dwg
2.Mai 2001